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Exhibit 99.1

II. VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts (in millions)

	Balance at Beginning of Period	Additions Charged to Cost and Expenses(a)	Deductions(b)	Other(c)		Balance at End of Period
December 31, 2003	$18.1	$9.0	$(3.2)	$0.9		$24.8

December 31, 2002	$18.3	$2.6	$(3.2)	$0.4		$18.1

December 31, 2001	$25.1	$1.9	$(7.0)	$(1.7	)(d)	$18.3

(a)
Provision charged to earnings.

(b)
Accounts written off.

(c)
Adjustments from translating at current exchange rates.

(d)
Adjustments to provision credited to income.

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  Exhibit 99.1
II. VALUATION AND QUALIFYING ACCOUNTS